CENTAURUS ONE, LLC
260 Franklin Street, Suite 500
Boston, MA 02110

Mitch Francis
CEO
TIX Corp.
12001 Ventura Place
Suite 340
Studio City, CA 91604

Re: TIX/Centaurus Consulting Agreement

Dear Mr. Francis:

This letter is intended to amend paragraphs 3(a) and 3(b) of that certain Letter Agreement dated April 23, 2007 (the “Letter Agreement”) by and between Centaurus One LLC (“Centaurus”) and TIX Corp. (“TIX”). The parties hereto agree that paragraphs 3(a) and 3(b) of the Letter Agreement are hereby amended by substituting in their entirety the following new paragraphs 3(a) and 3(b):

“a. A grant award of $1 million of TIX’s restricted common stock (subject to Rule 144 of the Securities Act of 1933) (the “Stock”) valued at a preferred rate (approximately $4.00 per share), and net of all taxes.
Accordingly, at the time the TIX shares are transferred to Centaurus,
TIX shall pay Centaurus $666,666.67 by wire transfer or certified check to pay the combined federal and state taxes on $1,666,666.67.

a.	A three-year warrant, exercisable exclusively at Centaurus’s discretion, for $1,000,000 shares of TIX Stock, the exercise price of which shall be at
$5.35 per share.”

If you are in agreement with the terms and conditions enumerated herein, kindly indicate your assent where indicated below.

Sincerely,

Fletcher H. Wiley
President and CEO

Mitch Francis
May 3, 2007

Acknowledged and Agreed:
TIX CORP.

By: ________________________
Mitch Francis, CEO
TIX Corp.